Exhibit 99.1

Contact:
Lorin Crenshaw	225.388.7322

Albemarle Reports Second Consecutive Record Quarter

BATON ROUGE, LA - July 21, 2011 –

Second quarter 2011 highlights:

•	Record quarterly earnings for the second consecutive quarter of $1.23 per share, up 38 percent over second quarter 2010 results.

•	Record quarterly net sales of $742 million, up 25 percent from prior year second quarter net sales of $592 million.

•	Record quarterly net sales and income for our Polymer Solutions and Fine Chemistry segments.

•	EBITDA of $178 million and EBITDA margin of 24 percent for the quarter.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In thousands, except per share amounts	2011	2010	2011	2010
Net sales	$742,108	$592,483	$1,438,638	$1,172,753
Segment income	$180,180	$130,800	$351,780	$239,441
Net income attributable to Albemarle Corporation	$114,159	$81,751	$220,739	$145,059
Diluted earnings per share	$1.23	$0.89	$2.38	$1.57
Special item per share	$—	$—	$—	$0.05

Diluted earnings per share excluding special item	$1.23	$0.89	$2.38	$1.62

Albemarle Corporation (NYSE: ALB) reported second quarter 2011 earnings of $114.2 million, or $1.23 per share, compared to second quarter 2010 earnings of $81.8 million, or 89 cents per share. The Company reported net sales of $742.1 million in the second quarter of 2011 compared to net sales of $592.5 million in the second quarter of 2010.

Earnings for the first half of 2011 were $220.7 million, or $2.38 per share, compared to $145.1 million, or $1.57 per share, for the first half of 2010. Excluding the $7.0 million ($4.6 million after tax, or 5 cents per share) charge for restructuring costs in the first quarter of 2010, earnings for the first half of 2010 were $149.7 million, or $1.62 per share. Net sales for the first half of 2011 were $1.44 billion compared to $1.17 billion for the first half of 2010.

Commenting on results, Mark C. Rohr, Chairman and CEO, stated, “We are pleased to report record sales and earnings for the second consecutive quarter driven by stronger volume and pricing trends. Robust business demand helped establish new earnings records for Fine Chemistry and Polymer Solutions. Catalysts volumes are showing signs of continued strengthening as we enter the second half of 2011. Overall, while we will remain alert to any indications of slower global growth going forward, we are optimistic about our prospects for the second half of the year.”

Quarterly Segment Results

Polymer Solutions delivered net sales of $290.5 million in the second quarter of 2011, a 23 percent increase over net sales in the second quarter of 2010, due mainly to favorable pricing. Segment income for Polymer Solutions was $77.2 million in the second quarter of 2011, a 64 percent increase from $47.0 million in the second quarter of 2010. This increase was due primarily to favorable pricing, partly offset by higher variable input costs and higher charges attributable to noncontrolling interests.

Catalysts generated net sales of $266.9 million in the second quarter of 2011, a 24 percent increase over net sales in the second quarter of 2010, due mainly to favorable pricing and higher volumes. Catalysts segment income was $65.6 million in the second quarter of 2011, roughly flat with second quarter of 2010 results of $66.2 million. Catalysts segment income for the second quarter of 2011 was favorably impacted primarily by higher pricing and higher equity income while offset mainly by higher variable input costs versus the second quarter of 2010.

Fine Chemistry net sales in the second quarter of 2011 were $184.8 million, a 31 percent increase over net sales in the second quarter of 2010, due mainly to favorable pricing and higher volumes. Segment income for Fine Chemistry was $37.4 million for the second quarter of 2011, more than double second quarter 2010 results of $17.5 million. This improvement in segment income was due primarily to the favorable sales gains noted above, partly offset by higher variable input costs and higher charges attributable to noncontrolling interests.

Corporate and Other

Corporate and other expense was $25.8 million for the second quarter of 2011. The increase over the comparable period in 2010 was due mainly to higher personnel-related costs.

Interest and financing expenses increased to $9.3 million for the second quarter of 2011 compared to $6.0 million for the second quarter of 2010, primarily due to higher average interest rates on outstanding borrowings during the 2011 period.

Our second quarter 2011 effective income tax rate was 21.7 percent versus 24.4 percent in the second quarter of 2010. The full year 2011 effective tax rate is expected to be 22.9 percent. Our effective tax rate continues to be influenced by the level and geographic mix of income and benefits from a favorable mix of income in lower tax jurisdictions.

Cash Flow

Our cash flow from operations was approximately $146 million for the six months ended June 30, 2011, and we had $490.7 million in cash and cash equivalents at June 30, 2011. In the first half of 2011, cash on hand and cash provided by operations funded capital expenditures for plant, machinery and equipment of $67.6 million (versus $33.9 million in the first half of 2010) and dividends to shareholders of $28.0 million. Additionally, we made repayments of long-term debt of $105.2 million and pension and postretirement contributions of $55.8 million during the first half of 2011.

Outlook

Our outlook for the second half of 2011 remains positive while we continue to monitor global economic developments for any signs of slower growth. We expect some typical seasonal contraction and potential volume softness in the fourth quarter; however, we believe our continued focus on innovative product development, operational excellence and cost control programs positions us well to deliver solid financial performance for the remainder of the year.

Earnings Call

The Company’s performance for the second quarter ended June 30, 2011 will be discussed on a conference call at 10:00 AM Eastern Daylight time on July 22, 2011. The call can be accessed by dialing 800-706-7749 (International Dial In # 617-614-3474), and entering conference ID 88315326. The Company’s earnings presentation and supporting material can be accessed through Albemarle’s website under Investors at www.albemarle.com.

About Albemarle

Albemarle Corporation, headquartered in Baton Rouge, Louisiana, is a leading global developer, manufacturer and marketer of highly-engineered specialty chemicals for consumer electronics, petroleum refining, utilities, packaging, construction, automotive/transportation, pharmaceuticals, crop protection, food-safety and custom chemistry services. Albemarle is committed to global sustainability and is continuing to advance its eco-practices and solutions in its three business segments, Polymer Solutions, Catalysts and Fine Chemistry, with Corporate Responsibility Magazine naming Albemarle among its prestigious “100 Best Corporate Citizens” list for 2011. Albemarle employs approximately 4,000 people and serves customers in approximately 100 countries. Albemarle regularly posts information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, Regulation G reconciliations, SEC filings and other information regarding the Company, its businesses and markets served.

Forward-Looking Statements

Some of the information presented in this press release, including, without limitation, statements with respect to product development, improvements in productivity, market trends, price and mix changes, expected growth, outlook and all other information relating to matters that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ from expectations include, without limitation: changes in economic and business conditions; changes in financial and operating performance of our major customers and industries and markets served by us; the timing of orders received from customers; the gain or loss of significant customers; competition from other manufacturers; changes in the demand for our products; limitations or prohibitions on the manufacture and sale of our products; availability of raw materials; changes in the cost of raw materials and energy and in our ability to pass through increases; acquisitions and divestitures, and changes in performance of acquired companies; fluctuations in foreign currencies; changes in laws and government regulation of our operations or our products; the occurrence of claims or litigation; the occurrence of natural disasters; the inability to maintain current levels of product or premises liability insurance or the denial of such coverage; political unrest, including terrorism or hostilities; political instability affecting our manufacturing operations or joint ventures; changes in accounting standards; the inability to achieve results from our global manufacturing cost reduction initiatives as well as our ongoing continuous improvement and rationalization programs; changes in the jurisdictional mix of our earnings; changes in monetary policies or inflation or interest rates, which may impact our ability to raise capital or increase our cost of funds, the performance of our pension fund investments and our pension expense and funding obligations; volatility and substantial uncertainties in the debt and equity markets; technology or intellectual property infringement and other risks; decisions we may make in the future; and the other factors detailed from time to time in the reports we file with the SEC, including those described under “Risk Factors” in our Annual Report on Form 10-K and our 2011 Quarterly Reports on Form 10-Q.

Albemarle Corporation and Subsidiaries

Consolidated Statements of Income

(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net sales	$742,108	$592,483	$1,438,638	$1,172,753
Cost of goods sold	490,159	404,316	953,673	820,115

Gross profit	251,949	188,167	484,965	352,638
Selling, general and administrative expenses	82,907	66,865	155,946	133,395
Research and development expenses	19,947	14,667	37,562	29,386
Restructuring and other charges (a)	—	—	—	6,958

Operating profit	149,095	106,635	291,457	182,899
Interest and financing expenses	(9,274)	(5,984)	(18,866)	(11,920)
Other (expenses) income, net	(760)	(729)	(422)	281

Income before income taxes and equity in net income of unconsolidated investments	139,061	99,922	272,169	171,260
Income tax expense	30,154	24,331	62,326	41,031

Income before equity in net income of unconsolidated investments	108,907	75,591	209,843	130,229
Equity in net income of unconsolidated investments (net of tax)	14,787	10,495	27,618	20,771

Net income	123,694	86,086	237,461	151,000
Net income attributable to noncontrolling interests	(9,535)	(4,335)	(16,722)	(5,941)

Net income attributable to Albemarle Corporation	$114,159	$81,751	$220,739	$145,059

Basic earnings per share	$1.24	$0.90	$2.41	$1.59
Diluted earnings per share	$1.23	$0.89	$2.38	$1.57
Weighted-average common shares outstanding – basic	91,713	91,308	91,673	91,347
Weighted-average common shares outstanding – diluted	92,795	92,111	92,656	92,152

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands) (Unaudited)

	June 30,	December 31,
	2011	2010
ASSETS
Cash and cash equivalents	$490,715	$529,650
Other current assets	964,981	818,548

Total current assets	1,455,696	1,348,198

Property, plant and equipment	2,540,701	2,440,178
Less accumulated depreciation and amortization	1,477,261	1,433,865

Net property, plant and equipment	1,063,440	1,006,313

Other assets and intangibles	773,211	713,570

Total assets	$3,292,347	$3,068,081

LIABILITIES AND EQUITY
Current portion of long-term debt	$12,885	$8,983
Other current liabilities	381,528	355,194

Total current liabilities	394,413	364,177

Long-term debt	758,867	851,927
Other noncurrent liabilities	216,106	266,661
Deferred income taxes	120,842	109,570
Albemarle Corporation shareholders’ equity	1,726,028	1,416,074
Noncontrolling interests	76,091	59,672

Total liabilities & equity	$3,292,347	$3,068,081

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Selected Consolidated Cash Flow Data

(In Thousands) (Unaudited)

	Six Months Ended
	June 30,
	2011	2010
Cash and cash equivalents at beginning of year	$529,650	$308,791
Cash and cash equivalents at end of period	$490,715	$324,123

Sources of cash and cash equivalents:

Net income	237,461	151,000

Proceeds from borrowings	14,558	8,310

Proceeds from exercise of stock options	1,082	1,771

Uses of cash and cash equivalents:

Capital expenditures	(67,627)	(33,930)

Repurchases of common stock	—	(14,945)

Repayments of long-term debt	(105,206)	(28,524)

Dividends paid to shareholders	(27,960)	(24,129)

Pension and postretirement contributions	(55,751)	(23,528)

Cash impact from deconsolidation of Stannica JV, net	—	(13,074)

Investments in equity and other corporate investments	(10,868)	(5)

Non-cash items:

Depreciation and amortization	47,310	48,411

Restructuring and other charges (a)	—	6,958

Equity in net income of unconsolidated investments	(27,618)	(20,771)

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Consolidated Summary of Segment Results

(In Thousands) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net sales:
Polymer Solutions	$290,450	$235,289	$548,673	$451,942
Catalysts	266,851	216,000	527,808	443,653
Fine Chemistry	184,807	141,194	362,157	277,158

Total net sales	$742,108	$592,483	$1,438,638	$1,172,753

Segment operating profit:
Polymer Solutions	$78,850	$46,131	$148,681	$86,494
Catalysts	53,438	58,340	115,569	105,335
Fine Chemistry	42,635	19,884	76,594	32,452

Total segment operating profit	174,923	124,355	340,844	224,281

Equity in net income of unconsolidated investments:
Polymer Solutions	2,650	2,625	5,139	4,819
Catalysts	12,165	7,898	22,626	16,007
Fine Chemistry	—	—	—	—
Corporate & other	(28)	(28)	(147)	(55)

Total equity in net income of unconsolidated investments	14,787	10,495	27,618	20,771

Net income attributable to noncontrolling interests:
Polymer Solutions	(4,333)	(1,724)	(7,179)	(2,514)
Catalysts	—	—	—	—
Fine Chemistry	(5,225)	(2,354)	(9,650)	(3,152)
Corporate & other	23	(257)	107	(275)

Total net income attributable to noncontrolling interests	(9,535)	(4,335)	(16,722)	(5,941)

Segment income:
Polymer Solutions	77,167	47,032	146,641	88,799
Catalysts	65,603	66,238	138,195	121,342
Fine Chemistry	37,410	17,530	66,944	29,300

Total segment income	180,180	130,800	351,780	239,441
Corporate & other	(25,833)	(18,005)	(49,427)	(34,754)
Restructuring and other charges (a)	—	—	—	(6,958)
Interest and financing expenses	(9,274)	(5,984)	(18,866)	(11,920)
Other (expenses) income, net	(760)	(729)	(422)	281
Income tax expense	(30,154)	(24,331)	(62,326)	(41,031)

Net income attributable to Albemarle Corporation	$114,159	$81,751	$220,739	$145,059

See accompanying notes to the condensed consolidated financial information.

Notes to the Condensed Consolidated Financial Information

(a)	The six months ended June 30, 2010 included charges amounting to $7.0 million ($4.6 million after income taxes, or 5 cents per share) that related principally to planned reductions in force at our Bergheim, Germany site.

Additional Information

It should be noted that earnings, earnings per share and effective income tax rates which exclude special items, as well as presentations of segment operating profit, segment income, EBITDA, EBITDA excluding special items, EBITDA margin and EBITDA margin excluding special items are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These measures are presented here to provide additional useful measurements to review our operations, provide transparency to investors and enable period-to-period comparability of financial performance.

A description of other non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, can be found in the Investors section of our website at www.albemarle.com, under “Non-GAAP Reconciliations” under “Financials.” Also, see attached for a supplemental reconciliation of our segment operating profit and segment income amounts to GAAP Operating profit and GAAP Net income attributable to Albemarle Corporation, respectively, as well as for a supplemental reconciliation of our GAAP Net income attributable to Albemarle Corporation to EBITDA and EBITDA excluding special items.

ALBEMARLE CORPORATION AND SUBSIDIARIES

Non-GAAP Reconciliation

(In Thousands)

(Unaudited)

Our segment information includes measures we refer to as “segment operating profit,” “segment income,” “EBITDA” and “EBITDA excluding special items,” which are financial measures that are not required by, or presented in accordance with, GAAP. The Company has reported segment operating profit, segment income, EBITDA and EBITDA excluding special items because management believes that these financial measures provide transparency to investors and enable period-to-period comparability of financial performance. Segment operating profit, segment income, EBITDA and EBITDA excluding special items should not be considered as alternatives to operating profit or net income attributable to Albemarle Corporation, as determined in accordance with GAAP.

See below for a reconciliation of segment operating profit and segment income, the non-GAAP financial measures, to operating profit and net income attributable to Albemarle Corporation, respectively, the most directly comparable financial measures calculated and reported in accordance with GAAP.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Total segment operating profit	$174,923	$124,355	$340,844	$224,281
Corporate & other *	(25,828)	(17,720)	(49,387)	(34,424)
Restructuring and other charges	—	—	—	(6,958)

GAAP Operating profit	$149,095	$106,635	$291,457	$182,899

Total segment income	$180,180	$130,800	$351,780	$239,441
Corporate & other	(25,833)	(18,005)	(49,427)	(34,754)
Restructuring and other charges	—	—	—	(6,958)
Interest and financing expenses	(9,274)	(5,984)	(18,866)	(11,920)
Other (expenses) income, net	(760)	(729)	(422)	281
Income tax expense	(30,154)	(24,331)	(62,326)	(41,031)

GAAP Net income attributable to Albemarle Corporation	$114,159	$81,751	$220,739	$145,059

*	Excludes corporate equity income and noncontrolling interest adjustments of $(5) and $(285) for the three-month periods ended June 30, 2011 and 2010, respectively, and $(40) and $(330) for the six-month periods ended June 30, 2011 and 2010, respectively.

See below for a reconciliation of EBITDA and EBITDA excluding special items, the non-GAAP financial measures, from net income attributable to Albemarle Corporation, the most directly comparable financial measure calculated and reported in accordance with GAAP. EBITDA is defined as Net income attributable to Albemarle Corporation before interest and financing expenses, income taxes, depreciation and amortization. EBITDA excluding special items is defined as EBITDA before the special item as listed below.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net income attributable to Albemarle Corporation	$114,159	$81,751	$220,739	$145,059

Add:
Interest and financing expenses	9,274	5,984	18,866	11,920
Income tax expense	30,154	24,331	62,326	41,031
Depreciation and amortization	24,306	23,710	47,310	48,411

EBITDA	177,893	135,776	349,241	246,421
Restructuring and other charges	—	—	—	6,958

EBITDA excluding special item	$177,893	$135,776	$349,241	$253,379

Net sales	$742,108	$592,483	$1,438,638	$1,172,753

EBITDA Margin	24.0%	22.9%	24.3%	21.0%

EBITDA Margin excluding special item	24.0%	22.9%	24.3%	21.6%